1. Name of Corporation:	AFS Holdings, Inc.
2. Registered Agent for Service of Process: (check only one box)	☒ Commercial Registered Agent: Vcorp Services LLC
	☐ Noncommercial Registered Agent		OR	☐ Office or Position with Entity
	(name and address below)			(name and address below)

	Name of Noncommercial Registered Agent		OR	Name of Title of Office or Other Position with Entity

Nevada
	Street Address	City	Zip Code

Nevada
	Mailing Address (If different from street addess)	City	Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value:	5,000,000	Par value per share: $	0.0001	Number of shares without par value:
4. Names and Address of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Kent Rodriguez Name 310 Fourth Avenue South, Suite 7000 Street Address 2) Name Street Address		Minneapolis City City	MN State State	55415 Zip Code Zip Code
5. Purpose:(optional; required only if Benefit Corporation status selected)	The purpose of the corporation shall be:		6. Benefit Corporation: (see instructions)	☐ Yes
7. Name, Address and Signature of Incorporator:(attach additional page if more than one incorporation)	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.